CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Columbia ETF Trust I of our report dated February 23, 2026, relating to the financial statements and financial highlights of Columbia Research Enhanced Real Estate ETF, which appears in Columbia ETF Trust I’s Certified Shareholder Report on Form N-CSR for the year ended December 31, 2025. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Other Service Providers” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
Minneapolis, Minnesota
April 22, 2026